Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13988, 333-10156, 333-8270, 333-7328, 33-46865) of Rio Tinto plc of our report dated 27 June 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Rio Tinto Group, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP	/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP	PricewaterhouseCoopers
Chartered Accountants	Chartered Accountants
London	Perth
United Kingdom	Australia

27 June 2007	27 June 2007